Tuesday March 23, 8:59 am Eastern Time

Company Press Release

SOURCE: Internet Stock Market Resources, Inc.

Internet Stock Market Resources, Inc. Signs 1999 Product Award Winner as New Client.

ST. PETERSBURG, Fla., March 23 /PRNewswire/ -- Internet Stock Market Resources, Inc. (OTC Bulletin Board: ISMR- news;
http://www.internetstockmarket.com) is announcing the addition of Vital Living Products, Inc. (OTC Bulletin Board: VLPI - news) d.b.a. American Water Service, to its listed member organization.

Vital Living Products, Inc., d.b.a. American Water Service, located in Matthews, NC, manufactures and distributes home water testing kits called PurTest(TM), winner of the 1999 Consumer Product Award. In addition, VLPI provides drinking water systems and water treatment equipment for residential, commercial and industrial use. VLPI's PurTest(TM) is the only comprehensive line of do-it-yourself water testing kits being marketed today. For on-line investor information on VLPI go to: http://www.internetstockmarket.com/corpprof/v/vlpi.html

Internet Stock Market Resources, Inc. is an information exchange and web destination of choice for investors, researchers, analysts, brokers, media, etc. to obtain rapid up-to-date information on publicly traded companies. All information is supplied by the companies upon becoming a member of ISMR and paying necessary fees to ISMR. Stock information and related financial material is included by ISMR at no extra charge.

Additional clients of Internet Stock Market Resources, Inc. who receive on-line investor relations services include Bat International, (OTC Bulletin
Board: BAAT - news), Steriodogenesis Inhibitors Int'l. (OTC Bulletin Board:
STGI - news), Viking Capital Group Inc. (OTC Bulletin Board: VGCP - news), Fibercore, Inc. (OTC Bulletin Board: FBCE - news), Lenox Polymers (CDN: LENP), Horn Silver Mines (OTC Bulletin Board: HRNS - news), International Star (OTC Bulletin Board: ISRI - news), Calprop Corp. (OTC Bulletin Board: CLPO - news), KnowledgeBroker, Inc. (OTC Bulletin Board: KBIZ - news) and Redox
Technologies Corp. (OTC Bulletin Board: RDOX - news). Internet Stock Market Resources, Inc, herewith states that no other company mentioned in this release is related to VLPI, nor is any company mentioned in this release related to Internet Stock Market Resources, Inc. except through normal business relationships. For information regarding Internet Stock Market Resources, Inc., please contact: Budd Morris, Pres., Ph: 727.896.9696 or e-mail, morrisb@internetstockmarket.com.

SAFE HARBOR -- The Private Securities Litigation Reform Act of 1995 provides a ``safe harbor'' for forward-looking statements. Certain information included in this press release (as well as information in oral statements or other written statements made by or to be made by Internet Stock Market Resources, Inc.) contain statements that are forward-looking, such as statements relating to the future anticipated development activities, plans for future expansion, various activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Internet Stock Market Resources, Inc. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, change in Federal or state laws and market competition factors.

SOURCE: Internet Stock Market Resources, Inc.